AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1997
                                                                Registration No.

==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         -------------------------------

                               TELULAR CORPORATION
             (Exact name of Registrant as specified in its charter)
                         -------------------------------

              DELAWARE                                                  36-3885440
   (State or other jurisdiction of                                   (I.R.S. Employer
   incorporation or organization)                                 Identification Number)

                         -------------------------------

                             647 N. LAKEVIEW PARKWAY
                             VERNON HILLS, IL 60061
                                 (847) 247-9400
                   (Address, including zip code, and telephone
                         number, including area code, of
                    Registrant's principal executive offices)
                         -------------------------------

                               KENNETH E. MILLARD
                             CHIEF EXECUTIVE OFFICER
                               TELULAR CORPORATION
                             647 N. LAKEVIEW PARKWAY
                             VERNON HILLS, IL 60061
                                 (847) 247-9400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         -------------------------------

                                    COPY TO:
                             MICHAEL E. CUTLER, ESQ.
                               COVINGTON & BURLING
                         1201 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 662-6000
                         -------------------------------
                  Approximate date of commencement of proposed
                  sale to public: From time to time after this
                    Registration Statement becomes effective.
                         -------------------------------


         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offer. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number on the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         -------------------------------


                       CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           TITLE OF SECURITIES       AMOUNT TO BE      OFFERING PRICE          AGGREGATE         REGISTRATION
            TO BE REGISTERED         REGISTERED(2)      PER SHARE(1)       OFFERING PRICE(1)          FEE
-------------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE $.01
PER SHARE . . . . . . . . . .          5,500,000            $3.34             $18,370,000          $5,566.67
===================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sale prices of the shares of Common Stock as reported on the Nasdaq National Market System on May 20, 1997.

(2) In accordance with Rule 416 this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of shares of the Series A Convertible Preferred Stock (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions and (ii) by reason of changes in the Conversion Price or Conversion Rate of the Series A Convertible Preferred Stock in accordance with the terms of the Certificate of Designations, Rights and Preferences of the Series A Convertible Preferred Stock.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                                    MAY 28, 1997

                               TELULAR CORPORATION
                                  COMMON STOCK
                           (par value $.01 per share)
                         -------------------------------


                  This Prospectus relates to the resale of up to Five Million Five Hundred Thousand (5,500,000) shares of common stock, par value $.01 per share (the "Common Stock"), of Telular Corporation, a Delaware corporation (the "Company") issued or issuable to Nelson Partners ("Nelson") and Olympus Securities, Ltd. ("Olympus") (collectively referred to hereinafter as the "Investors"), or the Investors' respective assigns, as holders of the Company's Series A Convertible Preferred Stock ("Preferred Stock" and such holders the "Selling Shareholders") in connection with the transaction described herein. All of the shares offered hereby will be offered and sold by the Selling Shareholders. Although the Company received proceeds from the purchase by the Investors of the Preferred Stock, the Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby. See "Selling Shareholders."

                  The shares of Common Stock offered by the Selling Shareholders hereby include such presently indeterminate number of shares as may be issued on conversion of the Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion price. The Company has agreed to initially register a number of shares of Common Stock equal to approximately one and one-half times the number of shares of Common Stock that would have been issued if all the Preferred Stock had been converted at the conversion price in effect at the time of the filing of this registration statement. By way of example, if all shares of Preferred Stock had been converted on May 15, 1997, the Company would have been obligated to issue Two Million Eight Thousand One Hundred Ten (2,008,110) shares of Common Stock in respect thereto. The foregoing estimate is for illustrative purposes only. The actual number of shares of Common Stock issued or issuable upon conversion of the Preferred Stock is subject to adjustment and could be materially less or more than such estimated amount or the 5,500,000 shares of Common Stock noted as being offered by the Selling Shareholders, depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. Additional shares of Common Stock that may become issuable by reason of changes in the conversion price or conversion rate of the Preferred Stock are offered hereby pursuant to Rule 416 under the Securities Act of 1933, as amended.

                  The Common Stock is listed on the Nasdaq National Market under the symbol WRLS. On May 20, 1997, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $3.75 per share.

                  The Common Stock may be offered from time to time by the Selling Shareholders to or through brokers, dealers or other agents or directly to other purchasers in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices, or at negotiated prices. In effecting sales, brokers, dealers or other agents engaged by the Selling Shareholders may arrange for other brokers, dealers or agents to participate. Such brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.
                  Certain costs, expenses and fees in connection with the registration of the Common Stock will be borne by the Company. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Common Stock will be borne by the Selling Shareholders.

           INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH
                  DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3

                         -------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   THE DATE OF THIS PROSPECTUS IS MAY __, 1997

NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER(S) OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THIS INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION

                  THE COMPANY IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND IN ACCORDANCE THEREWITH FILES REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY THE COMPANY CAN BE INSPECTED AND COPIED AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549; AND THE PUBLIC REFERENCE FACILITIES LOCATED AT THE REGIONAL OFFICES OF THE COMMISSION AT THE FOLLOWING ADDRESSES:
NEW YORK REGIONAL OFFICE, 7 WORLD TRADE CENTER, SUITE 1300, NEW YORK, NEW YORK 10048 AND CHICAGO REGIONAL OFFICE, CITICORP CENTER, 500 WEST MADISON STREET, CHICAGO, ILLINOIS 60661-2511. COPIES OF SUCH MATERIAL ALSO CAN BE OBTAINED FROM THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549, AT PRESCRIBED RATES.

                  THIS PROSPECTUS CONSTITUTES A PART OF A REGISTRATION STATEMENT ON FORM S-3 FILED BY THE COMPANY WITH THE COMMISSION UNDER THE SECURITIES ACT WITH RESPECT TO THE COMMON STOCK BEING OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT, CERTAIN PORTIONS OF WHICH HAVE BEEN OMITTED AS PERMITTED BY THE RULES AND REGULATIONS OF THE COMMISSION. FOR FURTHER INFORMATION, REFERENCE IS MADE TO THE REGISTRATION STATEMENT, AND TO THE EXHIBITS INCORPORATED THEREIN BY REFERENCE OR FILED AS A PART THEREOF. ANY STATEMENTS CONTAINED HEREIN CONCERNING THE PROVISIONS OF ANY SUCH EXHIBITS ARE NOT NECESSARILY COMPLETE AND, IN EACH INSTANCE, REFERENCE IS MADE TO THE COPY OF SUCH EXHIBIT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OR OTHERWISE FILED WITH THE COMMISSION. EACH SUCH STATEMENT IS QUALIFIED IN ITS ENTIRETY BY SUCH REFERENCE.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

                  THE FOLLOWING DOCUMENTS FILED BY THE COMPANY WITH THE COMMISSION ARE HEREBY INCORPORATED BY REFERENCE IN THIS PROSPECTUS:

                  (a) THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996.

                  (b) THE QUARTERLY REPORTS OF THE COMPANY ON FORM 10-Q FOR THE QUARTERS ENDED DECEMBER 31, 1996 AND MARCH 31, 1997.

                  (c) THE CURRENT REPORT OF THE COMPANY ON FORM 8-K FILED APRIL 25, 1997.

                  (d) THE DESCRIPTION OF THE COMPANY'S COMMON STOCK CONTAINED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM 8-A, DATED JANUARY 13, 1994, FILED PURSUANT TO
                           SECTION 12 OF THE EXCHANGE ACT, WHICH INCORPORATES BY REFERENCE THE DESCRIPTION CONTAINED IN THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1 UNDER THE SECURITIES ACT, NO. 33-72096, AS AMENDED, AND IN ANY AMENDMENTS OR REPORTS THAT ARE FILED FOR THE PURPOSE OF UPDATING SUCH DESCRIPTION.

                  ALL DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTION 13(a), 13(c), 14 OR 15(d) OF THE EXCHANGE ACT, SUBSEQUENT TO THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THE OFFERINGS TO WHICH THIS PROSPECTUS RELATES SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS. ANY STATEMENT IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED BY THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

                  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE COPIES OF ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON TO:

                    THOMAS M. MASON, CHIEF FINANCIAL OFFICER
                               TELULAR CORPORATION
                             647 N. LAKEVIEW PARKWAY
                             VERNON HILLS, IL 60061
                                 (847) 247-9400

                                  RISK FACTORS


                  Prospective purchasers of Common Stock of the Company should carefully consider the following factors in conjunction with the information contained in the materials in the Company's reports on Forms 10-K, 10-Q and 8-K and proxy materials, as filed with the Commission (the "SEC Filings").


LIMITED OPERATING HISTORY AND EXPECTATION OF CONTINUED LOSSES

                  The Company commenced operations in 1986 and although it reported a profit for the fourth quarter of fiscal year 1996, and the first quarter of fiscal year 1997, it has yet to report an annual profit. The development of the Company's business has required significant expenditures in connection with the defense of the Company's patents, research and development of its technology and marketing of its products. Substantial costs related to these activities have been and will continue to be incurred by the Company before the realization of associated revenues.


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

                  At March 31, 1997, the Company had $11.8 million in cash and cash equivalents with a working capital surplus of approximately $25.7 million. Expansion of the Company's business, including the development of new products and markets for the Company's existing products, will require significant product development expenditures. In addition, the Company is expected at least in the near term to continue to operate at a loss. Based on its current operating plan, the Company believes its existing capital resources, including a credit facility and proceeds from the issuance of Preferred Stock, should enable it to maintain its current and planned operations. The Company continues to consider other financing opportunities, including the sale of additional shares of Preferred Stock, that would be used to support additional growth and product development. Expected future uses of cash include working capital requirements, marketing programs and product development in anticipation of future revenues. Cash requirements may vary and are difficult to predict given the nature of the developing markets targeted by the Company. The amount of royalty income from the Company's licensees is unpredictable, but could have an impact on the Company's actual cash flow. Unanticipated events such as litigation could increase capital requirements. To the extent that additional funds are needed subsequently, the Company may need to raise additional funds through public or private financings. No assurance can be given that additional financing will be available or that, if available, it will be obtained on terms favorable to the Company.

                  The Company has now completed a major corporate restructuring as part of a program to balance expenditure levels with revenues, and to improve working capital. In connection with that restructuring, the Company incurred approximately $11.0 million in restructuring and impairment charges, phased out its manufacturing operations in Puerto Rico and Illinois, consolidated its manufacturing operations at the Company's Atlanta, Georgia facility, and reduced its workforce from approximately 250 employees in January 1996 to approximately 110 employees at the end of November 1996. Details of the restructuring are set forth in the Company's SEC Filings. The Company is continuing to monitor expenditure levels in light of timing of market expansion and revenues and anticipates taking further actions from time to time as it deems appropriate.

                  Faced with terminating leases at its Buffalo Grove and Atlanta, Georgia facilities, on May 1, 1997, the Company consolidated its Buffalo Grove and Atlanta, Georgia operations into a new facility in Vernon Hills, Illinois. This has resulted in the Company's manufacturing, engineering, and administration operations to be located at a single site. The Company anticipates this development will enhance the quality of its products and speed the reach of such products to market.


MANAGEMENT TRANSITION

                  The Company has experienced several significant changes in management over the past two years. Richard Gerstner served as Chief Executive Officer from November 1993 to November 1995. From November 1995 until April 1996, William L. De Nicolo served as Chief Executive Officer. Mr. De Nicolo, the founder of the Company, served as CEO prior to Mr. Gerstner's appointment and has served as Chairman of the Board since the Company was founded. Kenneth E. Millard became President and Chief Executive Officer in April 1996. Mr. Millard also serves as a member of the Board of Directors. Robert L. Montgomery was appointed Executive Vice- President and Chief Operating Officer during March, 1997. Thomas M. Mason joined the Company as Senior Vice-

President and Chief Financial Officer in March, 1997. Mr. Mason replaced Frank J.M. ten Brink who had performed those functions since joining the Company in July, 1996. The Company plans to hire additional senior executives for other functions during fiscal year 1997.

                  As noted above, the Company has experienced a number of changes in its executives over the past year, and has substantially reduced its workforce. These changes may have an adverse effect on the Company's ability to implement its plans and manage its operations in a consistent manner.


RELATIONSHIP WITH MOTOROLA

                  The Company has several important relationships with Motorola, Inc. ("Motorola"), which owns approximately 15% of the Company's outstanding shares of Common Stock.

                  Sales by the Company to Motorola represented approximately 31% of net sales by the Company during the preceding fiscal year. In addition, as discussed below under "Reliance on Key Customer," the Company has entered into a substantial contract with Motorola to sell fixed wireless terminals to Motorola for its construction of a cellular system in Hungary.

                  The Company purchases cellular transceivers from Motorola. These purchases represented approximately 54% of total cost of goods for the Company during the preceding fiscal year.

                  The Company and Motorola have recently expanded their purchase/supply relationship into a crossOEM arrangement under which the Company will sell additional fixed wireless terminals to Motorola and Motorola will sell current and future cellular products to the Company.

                  The Company and Motorola have entered into cross-licensing relationships under their respective intellectual property rights.

                  These and other aspects of the Company and Motorola's relationship are discussed in more detail in the SEC Filings.


RELIANCE ON KEY CUSTOMER

                  In the near term the Company's success may depend on a number of large orders from a small group of companies, which creates a risk that the loss of any one customer may have a significant impact on the Company's financial results. During fiscal year 1996, sales by the Company to Motorola represented approximately 31% of total sales. The Company has a substantial contract with Motorola to sell fixed wireless terminals to Motorola for its construction of a cellular system in Hungary, and is negotiating for additional business with Motorola for subsequent phases of the Hungarian project. The contract includes a commitment by Motorola to purchase $100 million of the Company's fixed wireless terminals over a three-year period commencing January 1, 1996. As of May 23, 1997, Motorola had purchased $23.5 million of product under this contract. The commitment by Motorola to purchase additional product under this contract is not guaranteed.


INTELLECTUAL PROPERTY RIGHTS

                  The Company's success in the United States will depend to a considerable extent upon its ability to obtain and enforce intellectual property protection for its technology in the United States. No assurance can be given that the Company's existing patents or any future patents obtained by the Company will not be challenged, invalidated or circumvented, or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent to or superior to the Company's technology. The nature and status of litigation that involves the Company's intellectual property rights is set forth in the SEC Filings.

                  Although the Company believes that its intelligent interface can be adapted to accommodate emerging wireless services, there can be no assurance that these new services will fall within the boundaries of the Company's existing patent protection.

                  In some countries, patent protection is not available. Moreover, some countries that grant patents do not afford meaningful protection or redress for violations. Neither the Company nor its competitors have established, and both are now legally barred from establishing, patent protection for core technology in many other countries, including the principal countries of Western Europe. In the absence of patent protection, the Company has relied upon other competitive factors including: (a) product functionality,
(b) the quality of its products, and (c) the desirability of using products that meet the same specifications as those in the United States and in other countries where the Company has obtained patent protection.

                  There can be no assurance that patent protection can be obtained, in the United States or elsewhere, for new products or applications, or that such patent protection, if obtained, will afford meaningful protection.


INTENSE COMPETITION IN INDUSTRY

                  Competition in the wireless telecommunications equipment industry is intense. The industry includes major domestic and international companies, many of which have substantially greater financial, technical, marketing, sales, manufacturing, distribution and other resources than those of the Company. The Company faces competition in various areas from certain of its licensees and those customers who may purchase the licensees' products. It has granted a non-exclusive royalty-bearing license to Motorola which enables Motorola to produce and sell products which compete with the Company's products.

                  To the extent that expansion of the Company's product line or the development of new uses or applications for its products are outside of the protection provided by the Company's patents and other intellectual property rights, the Company may encounter increased competition from a variety of sources.


RELIANCE UPON GROWTH AND PRICING OF WIRELESS SERVICE

                  The market for basic telephone service in developing countries, which at present are the Company's principal markets, is an emerging one. The timing related to purchases of equipment for the provision of telephone service is affected by regulatory, macroeconomic, capital availability and competitive factors which make the timing of such awards difficult to predict.

                  The success of the Company depends to a considerable extent upon the continued growth and increased availability of cellular and other wireless telecommunications services internationally and, to a lesser extent at least in the short term, in the United States.


ANTI-TAKEOVER PROVISIONS; MOTOROLA PURCHASE RIGHTS

                  The Company's Board of Directors can, without obtaining stockholder approval, issue shares of preferred stock having rights that could adversely affect the voting power of holders of the Common Stock. The issuance of preferred stock may delay, defer or prevent a change in control of the Company. In addition, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined in such law. The current stockholders of the Company are not, by virtue of their current holdings, deemed to be "interested stockholders" under this statute. This statute may delay, deter or prevent a change in control of the Company.

                  Under the terms and conditions of the Company's Preferred Stock, issued on April 16, 1997, the merger, consolidation, or sale of substantially all of the assets of the Company, or the purchase of more than 50% of the outstanding shares of Common Stock of the Company, prior to conversion of all of the shares of the Preferred Stock may trigger a right of redemption on the part of the holders of the Preferred Stock.

                  Under the Shareholders' Agreement among certain of the Company's stockholders, the Company and its principal stockholders are required to notify Motorola prior to any solicitation of purchase offers for, or the acceptance of any unsolicited offer for, all or substantially all of the assets of the Company or a majority of its voting stock. Motorola has the right to submit a bid at that time, and the Company and its principal stockholders have agreed not to make any such sale at a valuation lower than that of Motorola's bid, if any. Motorola's rights will terminate upon any sale by Motorola of shares of Common Stock, unless after such sale Motorola owns 20% or more of the outstanding Common Stock, on a fully diluted basis. The existence of this contractual provision may delay, deter or prevent a change in control of the Company.

REDEMPTION OF PREFERRED STOCK

                  A right of redemption on the part of the holders of the Preferred Stock may be triggered by a number of events in addition to the merger, consolidation or sale of substantially all of the assets of the Company, including the purchase of more than 50% of the outstanding shares of Common Stock of the Company, the failure by the Company to convert Preferred Stock when required to do so, the delisting of the Company's Common Stock from a national securities exchange, or the failure by the Company to timely register and keep in effect the Common Stock to be issued upon conversion of the Preferred Stock.


VOLATILITY OF QUARTERLY OPERATING RESULTS

                  The Company's quarterly operating results may fluctuate based on a number of factors, including variations in the Company's distribution channels and the mix of products it sells, the timing of final product approvals from any major distributor or end user, the timing of orders from and shipments to major customers, the timing of new product introductions by the Company or its competitors, changes in pricing policies by the Company's suppliers, the availability and cost of key components, the timing of personnel hirings and the market acceptance of new and enhanced versions of the Company's products.


VOLATILITY OF STOCK PRICE

                  Factors such as announcements of the results of trials or the introduction of new products by the Company or its competitors, market conditions in the telecommunications, technology and emerging growth sectors and rumors relating to the Company or its competitors may have a significant impact on the market price of the Common Stock. Furthermore, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology and emerging growth companies such as those in the telecommunications industry. This volatility has often been unrelated to the operating performance of such companies. These market fluctuations could adversely affect the price of the Common Stock.

                  The Company's stock price was particularly volatile during fiscal 1996. The Company believes that this volatility was attributable in part to the timing on conversion of the $18 million in convertible debentures issued by the Company in December 1995. All of the debentures have been converted, and a total of 7.0 million shares of Common Stock have been issued.

                  The Preferred Stock issued by the Company on April 16, 1997, is convertible into Common Stock at a price equal to the lower of the 110% of the 30-day average trading price prior to the time the Common Stock was issued and 85% (subject to certain adjustments) of the 30-day average trading price prior to conversion, subject to certain minimum price provisions. Under the terms of the purchase agreement for the Preferred Stock, the holders thereof have covenanted, subject to certain conditions, not to engage in short sales (other than short sales no more than three days prior to conversion in an amount which does not exceed the number of shares to be received upon such conversion) or to engage in transactions in violation of Section 9 of the 1934 Act, relating to the manipulation of the trading price of the Common Stock. While these limitations are intended to minimize volatility that may result from the conversion of the Preferred Stock, there can be no assurance that such volatility will not occur.


DILUTION

                  Upon conversion of the Company's Preferred Stock, Common Stock may be issued at a discount relative to the market price of Common Stock at that time. Issuance at a discount could result in a dilution in the net tangible book value of the Company per share and in the stockholders' equity per share. The magnitude of any dilution will depend on the size of the discount and the number of shares to be issued. These variables will depend on a variety of factors, including the timing of conversion and the market price at the time of conversion.


RAPID TECHNOLOGICAL CHANGE

                  The telecommunications equipment industry is characterized by rapid technological advances, evolving industry standards, changes in end-user requirements and frequent new product introduction and enhancements. The wireless telecommunications industry is experiencing significant technological change, such as the proposed transformation of cellular systems from analog to digital. The rate at which this change occurs and the success of such new technologies may have a material effect on the rate at which the Company expands its business and on its ability to achieve profitability. Moreover, there can be no assurance that continuing developments in technology will not result in the establishment of wireless or wireline technologies for which the Company's interface technology is not required or in the development of equipment equal or superior to that provided by the Company.


RISK OF LITIGATION

                  Litigation in the telecommunications equipment and other high technology industries has increasingly been used as a competitive tactic both by established companies seeking to protect their existing position in the market and by emerging companies attempting to gain access to the market. In such litigation, complaints may be filed on a variety of grounds, including antitrust, breach of contract, trade secret, patent or copyright infringement, patent or copyright invalidity, and unfair business practices. If the Company is forced to defend itself against such claims, whether or not meritorious, the Company is likely to incur substantial expense and diversion of management attention, and may encounter market confusion and the reluctance of licensees and distributors to commit resources to the Company's products. In the event that the Company's patents or other intellectual property rights were deemed invalid or were determined not to prohibit competing technologies, the Company could face additional competition. See "Risk Factors -- Intellectual Property Rights."


DEPENDENCE ON ABILITY TO DEVELOP MARKETS

                  The Company's success depends on its ability to develop both domestic and international markets for its products. There can be no assurances that the Company will continue to market its products successfully or that a larger market for its products will continue to develop.


DEPENDENCE ON ABILITY TO MANAGE GROWTH

                  The Company's ability to produce and market large volumes of competitively priced quality products depends on its ability to implement and continually expand its operational and financial systems, recruit additional employees and train, manage and motivate both current and new employees. Failure to effectively manage the growth of the Company or the transition in officers of the Company would have a material adverse effect on the business of the Company.


DEPENDENCE ON CONTRACTORS FOR MANUFACTURING AND DISTRIBUTION

                  The Company uses subcontractors for the manufacture of certain of its components and for the assembly of some of its products. In the past, the Company has experienced delays in the receipt of interface components and products, which have resulted in delays in product deliveries. The Company may experience similar delays in the future.

                  The inability to obtain sufficient quantities of key components as required, or to develop alternative sources if and as required in the future, could result in delays or reductions in product shipments. In addition, shortages of raw materials or production capacity constraints at the Company or its subcontractors could negatively affect the Company's ability to meet its production obligations and result in increased prices for affected parts. These events could have a material adverse effect on the Company's customer relationships and operating results.

                  The Company uses third parties, in addition to its direct sales force, to distribute and market some of its products. In particular, the Company plans to use interconnect companies and cellular carriers to market, distribute, install and service certain of its products. Although the Company has entered into contracts with several major interconnect companies and cellular carriers, the Company is only in the early stages of developing these relationships. In addition, these third parties are not contractually obligated to perform any of the activities on which the Company depends to meet its business objectives.

DEPENDENCE ON MOTOROLA FOR TRANSCEIVERS

                  The Company currently procures most of its cellular transceivers from Motorola, a principal stockholder of the Company. Pursuant to the stock purchase agreement between Motorola and the Company, Motorola has agreed to provide the Company with an opportunity to purchase transceivers based on any transmission technology that Motorola's Cellular Subscriber Group offers, when, as and if such products are made available to the public. Under this agreement, Motorola has a right of first refusal to supply on competitive terms the Company's transceiver needs provided, among other things, that Motorola manufactures a comparable product and that the customer does not specifically request another manufacturer's transceiver product. If sufficient quantities of Motorola transceivers were not available, the Company might have to redesign its products and could experience increased costs and shipment delays.


QUALITY CONTROL PROBLEMS

                  From time to time, the Company has experienced quality control problems with components provided by certain of its subcontractors. The Company has instituted quality monitoring procedures for its components to address these problems and to comply with ISO-9001. However, there can be no assurance that future quality control problems will not occur.


RISKS OF DOING BUSINESS IN DEVELOPING MARKETS

                  Among the Company's largest potential markets are developing countries that may deploy wireless communications networks as an alternative to the construction of wireline infrastructure. Such countries may decline to construct wireless telecommunications systems or construction of such systems may be delayed for a variety of reasons, in which event the development of demand for the Company's products in those countries will be similarly limited or delayed. In doing business in developing markets, the Company may also face economic, political and hard currency conditions that are more volatile than those commonly experienced in the United States and other areas.

                  Despite its reliance on international markets, to date, the Company's sales have not been adversely affected by currency fluctuations. Currently, the Company requires letters of credit or qualification for export credit insurance underwritten by the Export-Import Bank of the United States or other third party insurers on a substantial portion of its international sales orders. Also, to mitigate the effects of currency fluctuations on the Company's results of operations, the Company endeavors to conduct all of its international transactions in U.S. dollars. However, as the Company's international operations grow, foreign exchange or the inflation of a foreign currency may pose greater risks for the Company, and the Company may be required to develop and implement additional strategies to manage these risks.


DEPENDENCE ON RESEARCH AND DEVELOPMENT

                  The telecommunications equipment market is characterized by rapid technological advance and the development of increasingly sophisticated and powerful systems. To remain competitive, the Company must dedicate significant resources to the development and enhancement of its present and future products. There can be no assurance that the Company's development efforts will be successful or that the Company will have adequate capital to fund such research and development. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."


CONFLICTS OF INTEREST

                  The Company's Board of Directors includes, and is expected to continue to include, persons designated by strategic partners of the Company and other parties that have business relationships with the Company. It is possible that the companies designating such directors, such as Motorola and other companies in which a director may hold a financial interest, may be in direct or indirect competition with the Company or among themselves, including competition with respect to certain business activities and transactions that the Company may propose to undertake. Although the affected directors may abstain from voting on matters in which the interests of the Company and those of another company with which they are affiliated are in conflict, the presence of potential or actual conflicts could affect the process or outcome of Board deliberations in ways that could be adverse to the Company.

CONTROL BY EXISTING STOCKHOLDERS

                  As of November 29, 1996, the officers and directors of the Company, together with entities affiliated with directors of the Company, beneficially own approximately 33.2% of the Common Stock (assuming the exercise of immediately available stock options to purchase Common Stock). Accordingly, these stockholders, if acting in concert, will be able to elect all of the Company's directors and to determine the outcome of corporate actions requiring stockholder approval, regardless of how other stockholders of the Company may vote. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company. Under a Shareholders' Agreement, Motorola has the right to nominate for election a number of directors proportionate to their respective holdings of outstanding shares of Common Stock in the case of Motorola, as long as it holds at least 10% of the outstanding shares it may nominate at least one director, and that if it holds at least 20% of the outstanding shares it may nominate at least two directors), and the principal stockholders of the Company have agreed to vote in favor of each such nominee.


                                 DIVIDEND POLICY

                  To date, the Company has paid no cash dividends on its Common Stock. The Company currently intends to retain all future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                  The terms of the Preferred Stock prohibit the Company from paying dividends except out of retained earnings of the Company generated after April 1, 1997. Under the terms of the Loan and Security Agreement with Sanwa Business Credit Corporation that provides a revolving credit facility of up to Twenty Million Dollars ($20,000,000) (the "Loan"), the Company is prohibited from paying dividends during the term of the Loan.


                                   THE COMPANY

OVERVIEW

                  The Company is in the fixed wireless telecommunications industry. The Company designs, develops, manufactures and markets products based on its proprietary interface technologies, which provide the capability to bridge wireline telecommunications customer premises equipment ("CPE") with cellular-type transceivers for use in wireless communication networks, whether cellular, enhanced specialized mobile radio ("ESMR"), personal communications services ("PCS"), or satellite-based. Applications of the Company's technology include fixed wireless telecommunications as a primary service where wireline systems are unavailable, unreliable or uneconomical and as wireless backup systems for wireline telephone systems and wireless security alarm transmission systems. The Company's principal product lines -- PHONECELL(R) and TELGUARD(R) -- allow CPE designed for traditional wireline networks to send and receive voice, data and facsimile signals over wireless networks.

                  The Company was founded in June 1986 by Mr. William L. De Nicolo, the current Chairman of the Board of the Company, when he acquired title to the intellectual property rights of a pending patent application dealing with a "cellular interface" concept and methodology. The patent not only describes a simple physical circuit or device, but also the very concept and principles underlying the use of intelligent interface device (the "invention") in conjunction with cellular-type transceivers and systems.

                  In January 1994, the Company completed an initial public offering of its common stock and is traded on the NASDAQ National Market System under the ticker symbol "WRLS".

COMPANY STRATEGY

                  The Company's strategy is to leverage its market experience, internationally-accepted products, and patents into a leadership position in the rapidly developing Wireless Alternate Access ("WAA") and Wireless Local Loop ("WLL") subscriber terminal equipment industry. Global telecommunications equipment manufacturers together with national and international service providers are increasingly sharing the Company's vision that wireless systems in both developed and developing countries are well suited for use as basic telephone service networks. The key trends that are fueling the worldwide adoption of WAA/WLL programs include the following:

                  -        Rapid acceptance of cellular mobile communications;

                  - An accelerating trend toward privatization of telecommunication service in both developed and developing countries;

                  - Development and adoption of digital wireless transmission standards (e.g., Time Divisional Multiple Access ("TDMA"), Group Special Mobile ("GSM") and Code Division Multiple Access ("CDMA")) which enhance network capacity and service capability while significantly reducing the effective cost per subscriber served;

                  - Service network providers acceptance of wireless network solutions as fast, cost effective answers to their customers' unmet demand for telecommunications; and,

                  - PCS licensing and the proposed telecommunications legislation within the U.S. should intensify competition by wireless service providers to capture wireless minutes of usage.

                  Based upon its proprietary interface technology, the Company designs, manufacturers and markets a full line of WAA/WLL products which allow cost-effective, innovative communications solutions where wired facilities are
(1) of substandard quality, (2) unavailable on a timely basis, (3) too costly, or, (4) in need of alternative access or backup/diverse routing capability for local telephone service exists.


CAPITAL RESOURCES

                  On April 16, 1997, the Company issued to each of the Investors 5,000 shares of Preferred Stock (collectively a total of 10,000 shares) in exchange for Ten Million Dollars ($10,000,000) pursuant to a private placement. The conversion terms of the Preferred Stock reflect the equivalent of a 5% annual stock dividend. The Preferred Stock automatically converts to shares of the Company's Common Stock on April 16, 1999, or October 16, 1999, depending upon the conversion price. Prior to maturity, the Preferred Stock is convertible by the holders of the Preferred Stock under specific terms and conditions which include "collars" on the conversion price and limitations on related stock trading. In both cases, the conversion formula is based upon the Nasdaq closing bid prices for the Company's Common Stock. The Company also has the right to redeem the Preferred Stock for cash at defined terms. Senior management anticipates that the funds will be used for the development of new products for the worldwide fixed wireless terminal business.

                  On April 23, 1997, the Company entered into a Loan and Security Agreement with Sanwa Business Credit Corporation for a revolving credit facility of up to Twenty Million Dollars ($20,000,000) (the "Loan"). Borrowings under the Loan are subject to borrowing base requirements and other conditions. Under the Loan, the Company is required to comply with certain affirmative and negative covenants.This Agreement replaces a prior credit facility. Senior management anticipates that the Loan will be used to meet demands on working capital requirements associated with certain large wireless local loop projects that the Company intends to bid on.


RESEARCH AND DEVELOPMENT

                  The Company believes that its future success depends on its ability to adapt to the rapidly changing telecommunications environment and to continue to meet customers' needs. The Company is currently adapting its products to new wireless technologies and is working closely with several companies, including long-distance carriers, cellular service providers and telecommunications infrastructure providers and equipment manufacturers, to develop new fixed wireless products.

                  For example, pursuant to the terms of the Stock Purchase Agreement, between Wireless Domain, Inc., formerly Telepath Corporation ("Wireless Domain") and the Company, dated as of June 28, 1996 (the "Stock Purchase Agreement"), Telepath has undertaken to develop certain fixed wireless products for the Company. The agreement calls for the Company to increase its equity position in Wireless Domain to 50% by August of 1997 by purchasing an additional one-sixth of Wireless Domain for 150,000 shares of the Company's common stock as well as payments totaling $0.5 million in two separate transactions. The first of the two additional investments in Wireless Domain occurred during the second quarter of fiscal year 1997. In January 1997, the Company exchanged $0.25 million in cash and 75,000 shares of the Company's common stock (approximate value of $0.5 million) for an additional one-twelfth of Wireless Domain. Under the agreement, the Company purchases various product development services from Wireless Domain. The Company spent $0.5 million and $1.1 million respectively on such services from Wireless Domain during the three months and six months ended March 31, 1997. This relationship provides the Company, subject to certain terms of the Stock Purchase Agreement, with access to an additional 24 engineers. Additionally, Motorola has also agreed to fund certain product development activities.

                  As of May 15, 1997, the Company's research and development staff was comprised of 18 engineers and is focused on bringing new products to market in the most advantageous and timely manner possible. Additionally, the research staff continually investigates methods by which the Company can reduce the costs of its products.

                  The Company is currently adapting its products to digital wireless standards, including GSM, DCS1800, PCS1900, TDMA and CDMA as well as satellite-based systems.


MANUFACTURING

                  Fabrication of the Company's products is accomplished through a combination of in-house manufacturing and subcontracting. The Company manufactures security alarm transmission products and fixed wireless terminals at its facility in Vernon Hills. The Company has developed proprietary testing equipment and procedures to conduct comprehensive quality control and quality assurance throughout the manufacturing and assembly process. Quality programs are a high priority at the Company; since 1994, the Company has been designated as an ISO 9001 certified Company.

                  The Company historically has contracted with several suppliers for the critical components of its products. The major exception to this policy has been transceiver units, which are principally supplied by Motorola. The Company's interface technology is compatible with several other manufacturers' transceivers, and the Company believes it could obtain transceivers from such manufacturers if sufficient quantities were not available from Motorola, although not necessarily on equivalent terms.


                            SELLING SHAREHOLDERS


                  All of the shares offered hereby were issued or are issuable by the Company to the Selling Shareholders based on each such Selling Shareholders pro-rata share of the Common Stock issued or issuable to the Selling Shareholder upon the conversion of the Preferred Stock ("Registrable Securities") as of the date this Registration Statement, as amended, becomes effective. The Registrable Securities will be issued or are issuable to the Selling Shareholders pursuant to the terms of the Certificate of Designation of the Preferred Stock. The Preferred Stock constituted the consideration for the payment by the Investors to the Company of approximately Ten Million Dollars ($10,000,000).

                  Pursuant to the terms of the Registration Rights Agreement, the Company agreed to register the Registrable Securities under the Securities Act and to keep such registration effective until the earlier of: (i) the date as of which the Selling Shareholders may sell all of the Registrable Securities, without restriction pursuant to Rule 144(k) under the 1933 Act (or successor thereto), or (ii) the date on which (A) the Selling Shareholders have sold all of the Registrable Securities and (B) none of the Preferred Stock is outstanding.

                  The following table sets forth certain information regarding the hypothetical beneficial ownership of the Company's Common Stock that would be held by the Selling Shareholders if the conversion of Preferred Stock to Common Stock occurred on May 15, 1997. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common

Stock. None of the Selling Shareholders is currently an affiliate of the Company or has had a material relationship with the Company during the last three years.


                                                                              Shares
                                                                              Beneficially
                                  Shares                                      Owned
                                  Beneficially Owned        Shares            After the Offering
                                  Prior to the              Being             ------------------
                                  Offering(1)               Offered           Number     Percent
                                  -----------               -------           ------     -------


Nelson Partners(2)                1,004,055                 2,250,000           -0-      0%

Olympus Securities, Ltd.(2)       1,004,055                 2,250,000           -0-      0%
                                  ---------                 ---------           ---      --

                                  2,008,110                 5,500,000           -0-      0%



                              PLAN OF DISTRIBUTION

--------
  (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

  (2) Beneficial ownership is shown as of May 15, 1997. Beneficial ownership is based upon conversion of all of the Selling Shareholders Preferred Stock at $5.00 per share of Common Stock (which price was the effective conversion price of the Preferred Stock on May 15, 1997) and accretion of a 5% premium per annum. The shares of Common Stock offered by the Selling Shareholders hereby include such presently indeterminate number of shares as may be issued on conversion of the Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion price. The Company has agreed to initially register a number of shares of Common Stock equal to approximately one and one-half times the number of shares of Common Stock that would have been issued if all the Preferred Stock had been converted at the conversion price in effect at the time of the filing of this registration statement. By way of example, if all shares of Preferred Stock held by such Selling Shareholder had been converted on May 15, 1997, the Company would have been obligated to issue 1,004,055 shares of Common Stock in respect thereto. The foregoing estimate is for illustrative purposes only. The actual number of shares of Common Stock issued or issuable upon conversion of the Preferred Stock is subject to adjustment and could be materially less or more than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock, accretion of a 5% premium per annum and certain anti-dilution adjustments. Pursuant to the terms of the Preferred Stock, the Preferred Stock is convertible by the holders thereof only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates (not including shares underlying unconverted shares of Preferred Stock) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Securities Act of 1934, as amended. Accordingly, the number of shares of Common Stock set forth for such Selling Shareholder may exceed the actual number of shares of Common Stock that such Selling Shareholder could own beneficially at any given time through its ownership of the Preferred Stock. See "Risk Factors "Potential Dilution." The number of shares noted as being offered by the Selling Shareholder are also subject to increase in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to Rule 416 under the Securities Act. Citadel Limited Partnership is the managing general partner of Nelson and the trading manager of Olympus and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the shares owned by Olympus and the ownership information for Olympus does not include the shares owned by Nelson.

                  The purpose of this Prospectus is to permit each Selling Shareholder, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each Selling Shareholder.

                  The Common Stock covered by this Prospectus may be offered for sale from time to time by the Selling Shareholder(s) to or through underwriters or directly to other purchasers or through agents in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices or at negotiated prices. Such methods of distribution may include, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to this Registration Statement; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face- to-face transactions between sellers and purchasers without a broker or dealer. This Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

                  In connection with distributions of the Common Stock or otherwise, the Selling Shareholder(s) may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Shareholder(s). The Investors each have agreed that, subject to certain conditions, so long as an Investor, or any of its affiliates, owns beneficially any Preferred Stock, such Investor shall engage in short sales of Common Stock only if made no earlier than three days prior to the date of conversion of any Preferred Stock with respect to the number of shares of Common Stock that does not exceed the number of shares of Common Stock to be obtained by such Investor pursuant to such conversion. Except as limited by the preceding sentence, the Selling Shareholder(s) may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholder(s) may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or financial institution of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholder(s) may also pledge the shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Common Stock covered by this Prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                  Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated in connection with sales pursuant thereto. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.


                  Certain costs, expenses and fees in connection with the registration of the Common Stock will be borne by the Company. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Common Stock will be borne by the Selling Shareholders. The Selling Shareholders have agreed or may agree to indemnify the Company or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Common Stock pursuant to this Registration Statement, including liabilities arising under the Securities Act. In addition, the Company has agreed to indemnify the Selling Shareholders or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Common Stock pursuant to this Prospectus, including liabilities arising under the Securities Act.

                  The Company has agreed to supply the Selling Shareholders with such number of copies of this Prospectus as each may reasonably request. The Selling Shareholders will in all cases be responsible for complying with the prospectus delivery requirements of Section 5(b)(2) of the Securities Act in connection with the offering and sale of the shares.

                                  LEGAL MATTERS


         Certain legal matters in connection with the securities offered hereby are being passed upon for the Company by Covington & Burling, Washington, D.C.


                                     EXPERTS


         The consolidated financial statements of Telular Corporation appearing in Telular Corporation's Form 10-K for the year ended September 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution*

         The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions) are set forth below:


         Securities and Exchange Commission Registration Fee............................................ $ 5,566.67
                                                                                                         ----------
         Nasdaq Listing Fee.............................................................................. 17,500
                                                                                                          ---------
         Blue Sky Fees and Expenses......................................................................    0
                                                                                                          ---------
         Accounting Fees and Expenses...................................................................   5,000
                                                                                                          ---------
         Legal Fees and Expenses......................................................................... 20,000
                                                                                                          ---------
         Registrar and Transfer Agent's Fees and Expenses...............................................     0
                                                                                                          ---------
         Miscellaneous Expenses.........................................................................   1,000
                                                                                                          ---------
         Printing Costs..................................................................................    0
                                                                                                          ---------

                         Total                                                                         $  49,066.67
                                                                                                        -----------

----------------------------------

* Except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee all expenses are estimated.


Item 15.  Indemnification of Officers and Directors

                  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("such Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonable incurred by such Person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Person for costs actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

                  The Registrant's Bylaws provide that the Registrant will indemnify such Persons against all liability and expense arising out of such Person's connection with the business of the Registrant, provided that the Board of

Directors determines that such Person acted in good faith and reasonably believed that his actions were not opposed to the best interests of the Registrant; and with respect to any criminal action or proceeding, that such Person had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the Registrant in which such Person is adjudged liable to the Registrant, the Registrant will indemnify such Person for expenses only to the extent that the court in which such action is brought determines, upon application, that such Person is entitled to indemnity for reasonable expenses, and in no case shall such indemnification extend to liability. Advances against reasonable expenses may be made by the Registrant on terms fixed by the Board of Directors subject to an obligation to repay if indemnification proves unwarranted.

                  The Registrant's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                  Directors and officers of the Registrant are covered by a directors' and officers' liability insurance policy of the Registrant.

Item 16.  Exhibits

Exhibit
Number                              Description                                 Reference
------                              -----------                                 ---------

                                    Instruments defining the rights
                                      of Security Holders

 4.1                                Certificate of Incorporation                Incorporated by reference to
                                                                                Exhibit 3.1 to the Registration State-
                                                                                ment of Telular Corporation on Form
                                                                                S-1, Registration No. 33-72096, as
                                                                                amended ("Form S-1")

 4.2                                Amendment No. 1 to                          Incorporated by reference to
                                    Certificate of Incorporation                Exhibit 3.2 to Form S-1


 4.3                                Amendment No. 2 to                          Incorporated by reference to
                                    Certificate of Incorporation                Exhibit 3.3 to Form S-1

 4.4                                Amendment No. 3 to Certificate              Incorporated by reference to
                                    of Incorporation                            Exhibit 3.4 to Form 10-Q filed
                                                                                on May 16, 1997

 4.5                                Bylaws                                      Incorporated by reference to
                                                                                Exhibit 3.4 to Form S-1

 4.6                                Certificate of Designations,                Incorporated by reference
                                    Rights and Preferences of                   to Exhibit 99.2 to
                                    Series A Convertible Preferred              Form 8-K filed on
                                    Stock                                       April 25, 1997

                                    Opinion on legality of Common
                                      Stock being registered

 5.1                                Opinion of Covington & Burling              Filed herewith

                                    Consents of experts and counsel

23.1                                Consent of Covington & Burling              Filed herewith as Exhibit 5.1

23.2                                Consent of Ernst & Young LLP                Filed herewith

                                    Additional Exhibits

99.1                                Securities Purchase Agreement               Incorporated by reference
                                    by and between Telular Corporation          to Exhibit 99.1 to
                                    and the purchasers of the Series            Form 8-K filed on
                                    A Convertible Preferred Stock               April 25, 1997

99.2                                Registration Rights Agreement by            Incorporated by reference
                                    and between Telular Corporation             to Exhibit 99.3 on
                                    and the purchasers of the                   Form 8-K dated
                                    Preferred Stock                             April 25, 1997

Item 17.  Undertakings

                  (a)      The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                                    (i)     To include any prospectus required
                                            by Section 10(a)(3) of the
                                            Securities Act;

                                    (ii)    To reflect in the prospectus any
                                            facts or events arising after the
                                            effective date of the Registration
                                            Statement (or the most recent
                                            post-effective amendment thereof)
                                            which, individually or in the
                                            aggregate, represent a fundamental
                                            change in the information set forth
                                            in the Registration Statement;

                                    (iii)   To include any material information
                                            with respect to the plan of
                                            distribution not previously
                                            disclosed in the Registration
                                            Statement or any material change to
                                            such information in the Registration
                                            Statement;

                                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to

                                    Section 13 or Section 15(d) of the Exchange
                                    Act that are incorporated by reference in the Registration Statement.


                           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

                  (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the Common Stock therein, and the offering of such Common Stock at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Vernon Hills, State of Illinois, on the 28th day of May, 1997.


                                         TELULAR CORPORATION
                                          (Registrant)




                                         By /s/ Kenneth E. Millard
                                            ----------------------
                                            Kenneth E. Millard
                                            Chief Executive Officer


         Each person whose signature appears below constitutes and appoints William L. De Nicolo, Kenneth E. Millard and Thomas M. Mason, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, state securities law administrators, other governmental authorities, the Nasdaq Stock Market, and stock exchanges, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                           Title                                        Date
---------                           -----                                        ----


/s/ Kenneth E. Millard              Chief Executive Officer and Director         May 28, 1997
----------------------              (principal executive officer)
Kenneth E. Millard



/s/ Thomas M. Mason                 Senior Vice President, Chief                 May 28, 1997
-------------------                 Financial Officer and Secretary
Thomas M. Mason                     (principal financial officer)


/s/ William L. De Nicolo            Director and Chairman of the Board           May 28, 1997
------------------------
William L. De Nicolo


/s/ John E. Berndt                  Director                                     May 28, 1997
------------------
John E. Berndt


/s/ Larry J. Ford                   Director                                     May 28, 1997
-----------------
Larry J. Ford

/s/ Richard D. Haning               Director                                     May 28, 1997
---------------------
Richard D. Haning



/s/ David P. Mixer                  Director                                     May 28, 1997
------------------
David P. Mixer

                                 Exhibit Index

Exhibit
Number        Description                                        Reference
-------       -----------                                        ---------
              Instruments defining the rights
                of Security Stockholders

 4.1          Certificate of Incorporation               Incorporated by reference to
                                                         Exhibit 3.1 to the Registration State-
                                                         ment of Telular Corporation on Form
                                                         S-1, Registration No. 33-72096, as
                                                         amended ("Form S-1")

 4.2          Amendment No. 1 to                         Incorporated by reference to
              Certificate of Incorporation               Exhibit 3.2 to Form S-1


 4.3          Amendment No. 2 to                         Incorporated by reference to
              Certificate of Incorporation               Exhibit 3.3 to Form S-1

 4.4          Amendment No. 3 to Certificate             Incorporated by reference to
              of Incorporation                           Exhibit 3.4 to Form 10-Q filed
                                                         on May 16, 1997

 4.5          Bylaws                                     Incorporated by reference to
                                                         Exhibit 3.4 to Form S-1

 4.6          Certificate of Designations,               Incorporated by reference
              Rights and Preferences of                  to Exhibit 99.2 to Form 8-K
              Series A Convertible Preferred             filed on April 25, 1997
              Stock

              Opinion on legality of Common
                Stock being registered

 5.1          Opinion of Covington & Burling              Filed herewith

              Consents of experts and counsel

23.1          Consent of Covington & Burling             Filed herewith as Exhibit 5.1

23.2          Consent of Ernst & Young LLP               Filed herewith

              Additional Exhibits

99.1          Securities Purchase Agreement              Incorporated by reference
              by and between Telular                     to Exhibit 99.1 to Form 8-K
              Corporation and the purchasers             filed on April 25, 1997
              of the Series A Convertible
              Preferred Stock

99.2          Registration Rights Agreement              Incorporated by reference to
              by and between Telular                     Exhibit 99.3 on Form 8-K
              Corporation, and the                       dated April 25, 1997
              purchasers of the Preferred
              Stock